Exhibit 10.1

ADVANCED BIOENERGY, LLC

8000 Norman Center Dr., Suite 610

Bloomington, MN 55437

Letter Agreement

Dated as of January 18, 2013

Mr. Richard R. Peterson

Chief Executive Officer and Chief Financial Officer

Advanced BioEnergy, LLC

8000 Norman Center Drive, Suite 610

Bloomington, MN 55437

RE:	Compensation as Chief Executive Officer and Chief Financial Officer of Advanced BioEnergy, LLC (“ABE” or the “Company”)

Dear Rich:

We are pleased to inform you that the compensation committee of ABE has recommended, and the board of directors of ABE (the “Board”) has approved, the following compensation package for you:

1.	Outstanding Options and Unit Rights.

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All of the outstanding options granted to you pursuant to that certain Award Agreement for Unit Appreciation Right with Tandem Nonqualified Unit Option Agreement, to the extent not previously vested, were accelerated and became immediately vested on December 13, 2012.

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You were able to pay the exercise price for all of the units of membership interest (“Units”) covered by the Award Agreement from the distribution proceeds that you received from those Units in connection with the sale proceeds from the sale of the Fairmont facility (the “Fairmont Sale”), and which are now issued and outstanding Units in your name.

•	With respect to the Tranche C Units with an exercise price of $4.50 per Unit, the exercise price for those Units was lowered to equal the distribution payment amount of $4.15 per Unit.

•

You and ABE previously entered into that certain Change of Control Agreement (the “Change of Control Agreement”), dated July 31, 2007, pursuant to which you were entitled to receive 14,000 Units (the “Change in Control Units”) upon the occurrence of (i) a “Change in Control,” as defined in the Change of Control Agreement, and (ii) the termination of your employment with ABE by ABE without “cause,” as defined in your Employment Agreement (as defined below).

Advanced BioEnergy

January 18, 2013

The Board approved the issuance of the Change in Control Units to you notwithstanding the fact that your employment with ABE was not terminated in connection with a Change in Control, as had been required by the Change of Control Agreement.

2.	Bonus Payments.

•	You were paid a bonus equal to $100,000 on December 28, 2012 in connection with the Fairmont Sale (the “Transaction Bonus”).

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You are entitled under Section 3(f) of your Second Amended and Restated Employment Agreement, dated May 11, 2011 (“Employment Agreement”), to an annual performance bonus. Based upon the criteria set forth on Exhibit A attached hereto, which criteria was reviewed and discussed with you in Spring 2012, the Compensation Committee has recommended, and the Board has approved, an annual performance bonus for 2012 under your Employment Agreement of $27,500 (“2012 Performance Bonus”), payable immediately. By acceptance of the 2012 Performance Bonus, you hereby waive the requirement under Section 3(f) of the Employment Agreement that the 2012 Performance Bonus be paid to you within sixty (60) days following the fiscal year ended September 30, 2012.

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The Board has awarded you an additional bonus, payable immediately, of $72,500 for certain cost savings you achieved for ABE during the period ended December 31, 2012 (the “Cost-Saving Incentive Bonus”), payable immediately.

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You will be entitled to an additional bonus of $150,000 (“Escrow Incentive Bonus”), payable within 20 business days after the Escrow Termination Date (as defined in the Asset Purchase Agreement, dated October 13, 2012 (the “APA”)); provided, however, for every $500,000 that FHR draws from the Escrow Account (as defined in the APA), the Escrow Incentive Bonus will be reduced by $30,000 up until the amount of Escrow Funds due to ABE equals $10 million, at which point you will not be entitled to any amount of the Escrow Incentive Bonus. In the event that you are terminated by ABE without cause prior to the Escrow Termination Date, you will nevertheless be entitled to whatever Escrow Incentive Bonus you would have received had you been employed as of the Escrow Termination Date.

3.	Unit Appreciation Rights.

You will be awarded Unit Appreciation Rights (“UAR”) with respect to 200,000 Units. As set forth in the Unit Appreciation Right Agreement (whose language is controlling), the UAR will vest 1/18 per month over an 18 month period beginning December 7, 2012 and be paid in cash upon such time as ABE sells all or substantially all the assets of the South Dakota plants.

Advanced BioEnergy

January 18, 2013

The UAR will expire four years following the date of grant. The UAR will be issued to you for no consideration and will have a grant price of $1.15 per UAR at the time of the grant; provided, however, the grant price for the UAR will be reduced by any distribution received by the Company’s unit holders from the Escrow Funds or the $10 Million of cash reserved by the Company in connection with the Fairmont Sale. In order to ensure compliance under Section 162(m) of the Internal Revenue Code, the issuance of the UAR to you is subject to approval by the Company’s Unit holders by a majority of votes cast at a member meeting within twelve (12) months of the date of the grant, and, if not approved, the UAR will be cancelled and have further no force and effect.

4.	Effect on Employment Agreement.

Except as expressly noted in this Letter Agreement, your Employment Agreement will not be modified and will remain in full force and effect. Your base salary will continue at $285,000 per year. During the next eighteen months, we expect you to take appropriate steps to (i) reduce operations in the Minneapolis office; (ii) wind down the Fairmont subsidiary; and (iii) continue to drive value in South Dakota assets.

Your Employment Agreement will be amended to have a guaranteed extended term of eighteen (18) months from December 7, 2012 (“the Extended Term”). If you are terminated by ABE during that Extended Term for any reason other than “for cause” (as defined in your Employment Agreement), you will be entitled to your salary to which you would otherwise have been entitled during the Extended Term (the “Guaranteed Salary”). If you voluntarily resign for any reason, including “good reason” (as defined in your Employment Agreement) during the Extended Term, you will not be entitled to your Guaranteed Salary and you will forfeit any severance payments to which you may have otherwise been entitled under your Employment Agreement.

5.	Agreement with Respect to Fiscal 2013 Annual Performance Bonus.

The Company and you agree that the Cost-Saving Incentive Bonus, the Escrow Incentive Bonus, and the grant of the UAR are being awarded to you in lieu of any other Annual Performance Bonus for fiscal 2013 under Section 3(f) of your Employment Agreement, and you will not be entitled to any other Annual Performance Bonus for fiscal 2013.

Sincerely,

Scott A. Brittenham

Chairman of the Board of Directors

Advanced BioEnergy, LLC

Advanced BioEnergy

January 18, 2013

Agreed to and accepted this 18th day of January 2013

/s/ Richard Peterson
Richard Peterson

Exhibit A

Criteria for Peterson Annual Performance Bonus for 2012

Peterson’s Annual Performance Bonus for fiscal year 2012 was based upon the following criteria:

•	Financial Performance of the Company (50% of Eligible Bonus);

•	Development of Management Team (10% of Eligible Bonus);

•	Development of Robust Benchmarking Process (10% of Eligible Bonus);

•	Refine Capital Allocation Process (10% of Eligible Bonus);

•	Develop Appropriate Plan for Rail Car Issue (10% of Eligible Bonus); and

•	Improve Board Interaction (10% of Eligible Bonus).